Exhibit 10.43

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

CF34-3B1 Engine Hourly Rate Program Repair and Services Agreement
Northwest Airlines, Inc. and Standard Aero Ltd.

Effective September 1, 2007

THIS AGREEMENT is dated September 1, 2007 (the “Effective Date”), and made between:  Northwest Airlines, Inc. (“Northwest”), a corporation organized and existing under the laws of Minnesota, whose principal place of business is at Minneapolis, Minnesota; and Standard Aero Limited (“VENDOR”), a corporation organized and existing under the laws of Manitoba, Canada, whose principal place of business is at 33 Allen Dyne Road, Winnipeg, Manitoba, Canada R3H 1A1.

WHEREAS Northwest wishes to avail itself of VENDOR’s General Electric Model CF34-3B1 engine maintenance services; and

WHEREAS VENDOR has agreed to provide such engine maintenance services for Northwest Engines, as defined below, installed on its fleet of one-hundred and forty-one (141) CRJ-200 aircraft on the terms set out in this agreement (hereinafter referred to as this “Agreement”);

IT IS AGREED as follows:

SECTION 1.0:                                 DEFINITIONS

1.1	AGREEMENT.	This Agreement and the appended Attachments and all revisions made hereto and thereto.

1.2	AIRCRAFT. The CRJ-200 aircraft owned or operated by Northwest, as shown in Attachment A, on which Eligible Engines are installed.

1.3	AIRWORTHINESS DIRECTIVE (“AD”). Legally enforceable rules issued by the Aviation Authority, which specify mandatory required inspections, modifications or operations of affected Engines.

1.4
AVIATION AUTHORITY OR AVIATION AUTHORITIES.  The United States Federal Aviation Administration (“FAA”) or any other United States regulatory body that may perform the functions of the FAA in the future, and/or Transport Canada (“TC”).

1.5
BEYOND ECONOMIC REPAIRor BER.    For purposes of this Agreement, there shall be no BER of an Engine or LRU during a Shop Visit.  Any Engine or LRU deemed by VENDOR to be BER, will be replaced with another engine or LRU of a configuration, LLP life, total times and cycles that are substantially similar or better than the Engine which is BER, had such Engine or LRU completed a Shop Visit.  Northwest will retain the right to approve or reject any Engine or LRU replaced under this Agreement.

1.6	BILL OF MATERIAL OBJECT DAMAGEor BMOD. Damage to an engine resulting from the failure of a part that is listed in the bill of material for such engine.

1.7
CUSTOMIZED ENGINE MAINTENANCE PROGRAMor CEMP. The Northwest program for off-wing maintenance by VENDOR and Northwest for the EHRP Eligible Engines as set forth in Attachment B.  The CEMP will become part of the Northwest approved continuous airworthiness maintenance program used to perform all inspections, overhaul, repair, modification, preservation, replacement of parts and preventative maintenance on an Engine or LRU a set forth, without limitation, in the applicable manufacturer’s inspection and repair manuals, supplemented by Northwest’s supplemental pages, ADs, Northwest Engineering Orders, and any Northwest VENDOR shop practices manual (if published).

1.8            ECM.                  Engine Condition Monitoring.

1.9
ELIGIBLE ENGINESor ENGINES.  General Electric CF34-3B1 engines operated by Northwest which are identified in Attachment A by engine serial number and either installed on CRJ-200 Aircraft or used as spare engines on such Aircraft.  Attachment A may be updated from time-to-time as Aircraft and Eligible Engines are added to or removed from the Northwest operated CRJ-200 fleet.

1.10	ENGINE FLIGHT CYCLE – Shall be as defined in Chapter 5 of the General Electric Aircraft Engines CF34-3B1 Manual SEI-756.

1,11
ENGINE FLIGHT HOUR - Shall mean each airborne hour (or part thereof) in operation of each engine computed from the time an aircraft leaves the ground until it touches the ground at the end of a flight.

1.12	ENGINEERING ORDERor EO. A modification or inspection to a component as approved in writing by Northwest Engineering.

1.13            EXCLUDED CAUSES.  As defined in Section 2.10.2.

1.14	FAA. Federal Aviation Administration of the United States of America or any successor agency thereto.

1.15	ENGINE HOURLY RATE (“EHR”). The rates per EHR Eligible Engine flight hours for the applicable calendar years set forth in the EHR table in Attachment C for the Services described in Section 2.6.

1.16	ENGINE HOURLY RATE PROGRAM (“EHRP”). The provision by VENDOR to Northwest of the Services pursuant to the provisions of this Agreement.

1.17	FOREIGN OBJECT DAMAGE (“FOD”). Damage to any portion of an engine caused by impact with, or ingestion of, birds, hail or other natural causes or man-made debris.

1.18
HEAVY MAINTENANCE SHOP VISIT. An Engine shop visit characterized by extensive shop visit work scopes such as work scopes requiring dismantle of the Engine forward of the combustion chamber frame or aft of the number 3 carbon seal, work scopes requiring multiple module swaps, and those identified as the anticipated 22,000 / 25,000 cycle LLP visit.

1.19
LIFE LIMITED PARTS (“LLPs”).  Engine parts with an approved limitation on use in cumulative hours or cycles  as defined in the Airworthiness Limitation section of the applicable Production Approval Holders engine manual.

1.20	LINE REPLACEABLE UNIT (“LRU”). Line replaceable unit/engine accessory as listed in Attachment C.

1.21	MISCELLANEOUS SHOP VISIT. A shop visit to correct a specific problem that does not constitute a Heavy Maintenance Shop Visit as defined in the CEMP in Attachment B.

1.22	MODULE EXCHANGE. As defined in the CEMP in Attachment B.

1.23	OPERATOR. Shall mean Pinnacle Airlines Inc., Mesaba Airlines, Inc., Compass Airlines, Inc.

1.24	PARTS MANUFACTURER APPROVAL (“PMA”). Authority granted to a person by the FAA to manufacture airworthy products as described in Subpart K of 14 CFR 21.

1.25	PRODUCTION APPROVAL HOLDER (“PAH”). General Electric Aircraft Engines.

1.26	PROGRAM MANAGER. The VENDOR appointed manager of Northwest’s EHRP.

1.27
QUICK ENGINE CHANGE (“QEC”) KIT. The parts and assemblies that make up the quick engine change assembly identified by Bombardier part numbers 228-59000-813 (neutral QEC kit), 228-59001-814 (left handed QEC kit), or 228-59002-813 (right handed QEC kit).

1.28
REPAIR ORDER or SERVICE ORDER.  Any document, and amendments thereto, issued by Northwest to convey specific work instructions pursuant to this Agreement required to return an Engine or LRU to Serviceable condition.

1.29            SERVICES.  Each of the services described in Section 2.

1.30	INTENTIONALLY LEFT BLANK

1.31	SHOP VISIT. Shall be as defined in the CEMP in Attachment B.

1.32	SPECIFIC CONDITIONS. means the Fleet Management Specific Conditions described in Attachment C upon which the EHRP Rates are predicated.

1.33
TECHNICAL CONDITION ACCEPTANCES.  Items of technical data which are approved by the FAA or FAA accepted procedures, such as internal engineering notices, engineering authorizations, source demonstrated repairs and technical work packages.

1.34	TRANSPORTATION RATE. The rate per Eligible Engine flight hour applicable to all transportation services provided for Eligible Engines and their modules by VENDOR under this Agreement.

1.35
VENDOR SPARE ENGINES.  Any serviceable spare engines, which may include engine accessories, EBU or QEC, and BFE, provided to Northwest pursuant to the terms and conditions set forth in Sections 4 and 7.

1.36            TERM OF THE EHRP OR TERM.  Shall have the meaning set forth in Section 11.

1.37	TRANSPORT CANADA. Same definition as that used for the FAA, only applicable to Canada.

SECTION 2.0:                                 SERVICES

VENDOR shall provide the following Services to Northwest, and Northwest shall purchase such Services on an exclusive basis for its EHRP Eligible Engines on the terms set out in this Agreement.   Except for those services that are separately invoiced at a price over and above the EHR or Transportation Rate as specified in Section 2.6 or elsewhere in this Agreement, the Services described in this Section 2 shall be provided at the EHR or Transportation Rate indicated in this Section 2.

2.1
The Services shall be performed on Engines and LRUs in accordance with the CEMP. VENDOR certifies that it is the holder of a FAA Repair Station Certificate or an Approved Maintenance Organization under Transport Canada. VENDOR shall provide documentation to Northwest for each repair station performing work pursuant to this Agreement, to include the repair station Number, Address, City, State and Country prior to commencement of Services at such repair station. VENDOR shall not utilize the services of any other repair station in the performance of Services without the prior written approval of Northwest.

2.2
All Services rendered by VENDOR for Northwest under this Agreement shall be initiated by Northwest’s issuance of its Repair or Service Order to VENDOR.  All Services shall be solely pursuant to (a) this Agreement, (b) the Attachments, schedules and other documents incorporated herein by specific reference and (c) the terms including the types, revision level, acceptable quality level, Northwest or manufacture’s part number, quantities, special packaging instructions, delivery dates and delivery destinations set forth in the Repair or Service Orders.

2.3            Customized Engine Maintenance Program

VENDOR and Northwest shall jointly develop a Customized Engine Maintenance Program for the EHRP Eligible Engines, consistent with VENDOR, other Production Approval Holder and Northwest approved technical data, incorporating applicable service bulletins and Aviation Authority Airworthiness Directive requirements.  The Customized Engine Maintenance Program shall establish maintenance requirements, including those related to the determination of the off-wing maintenance schedule.  The Customized Engine Maintenance Program shall fully consider Northwest’s operational requirements and shall be no less rigorous than the instructions for continued airworthiness of the Aircraft issued by the Aircraft’s manufacturer and Production Approval Holders of components of the Aircraft and shall comply with all requirements of the Aviation Authority of the Aircraft.  The preparation of any line maintenance task cards shall be the responsibility of Northwest or its designated line maintenance provider.

Northwest shall incorporate the Customized Engine Maintenance Program into its continuous airworthiness maintenance program.  Northwest shall also obtain any and all necessary approvals of that program, as may be required, from the Aviation Authority During the Term of the EHRP, Northwest shall at all times comply with the requirements of its continuous airworthiness maintenance program utilizing its established providers of on-wing line maintenance and VENDOR’s facility.

Modifications to the Customized Engine Maintenance Program during the Term of the EHRP shall be jointly developed and agreed to between VENDOR and Northwest.

2.4            Program Management / Engineering Services

2.4.1
Program Management.  The Program Manager shall act as manager of this EHRP and be the principal contact person from VENDOR for Northwest.  Northwest shall appoint a program coordinator (the “Program Coordinator”) who shall act as manager of this EHRP and be the principal contact person from Northwest.  The Program Manager and the Program Coordinator shall work together to analyze EHRP Eligible Engine and module performance to identify Northwest’s maintenance requirements and schedule engine maintenance and removal in a manner consistent with the Customized Engine Maintenance Program and Northwest’s operational requirements.  The Program Manager shall also coordinate any additional support required hereunder to assist Northwest with troubleshooting and problem resolution including but not limited to:

a)
Providing on a quarterly basis, at a minimum, an Estimated Removal Schedule (“ERS”) of Engines to be sent to VENDOR by their ESN for Services to be performed hereunder.  The ERS shall identify Engines by their serial number planned to be removed from the aircraft during the current calendar year and the general work scope to be performed on such Engines.  The ERS may also include an updated engine removal forecast for the next calendar year if deemed necessary by both Parties. VENDOR shall use its best efforts with respect to the accuracy and completeness of the data contained in the ERS.

b)	Defining the Services to be accomplished at each Shop Visit.

c)	Defining with Northwest, any additional Services that may not be included in the EHRP Rate, to be performed under the Agreement.

d)	Maintaining the necessary liaison between VENDOR and Northwest.

e)	Providing Northwest authorized personnel with reasonable access to Engines when such Engines are in the possession of VENDOR, and access to the maintenance records related to such Engines.

f)	Initiating promptly all routine correspondence from VENDOR to Northwest relative to the administration of this Agreement.

g)	Providing interface with Northwest engineering department as required.

h)	Providing Northwest a complete set of organization charts and updates for VENDOR pursuant to this Agreement.

2.4.2
The Program Manager will work with the Program Coordinator to keep the ERS current taking into consideration all Northwest and VENDOR capacity, operational requirements, and other influencing factors. The Program Manager will provide a written recommendation for removal of specific ESN with a minimum two (2) weeks notice to Northwest. Northwest will make all reasonable efforts to plan the engine removal for the date required. If Northwest is unable to remove an Engine when it is scheduled, the Program Manager and the Program Coordinator will work together to agree on a revised removal schedule within a reasonable timeframe so as to maintain and minimize the impact to the overall removal schedule, and not adversely impact Northwest operations. Northwest recognizes that if it continually requests deviations from the ERS and recommendations issued by the Program Manager, such deviations could have an adverse impact on VENDOR’s ability to satisfy Minimum Spares Quantity commitments set forth in Section 4.0 hereunder, therefore, Northwest shall assist VENDOR and Operator(s) in resolving any adverse impacts caused by such deviations.

For Engines exhibiting operational problems (loss or excessive degradation of performance, vibrations, oil leakage/consumption, etc.) Northwest will follow the published Aircraft Maintenance Manual or PAH troubleshooting guides and fault isolation manuals in conjunction with procedures under its FAA approved maintenance program, in an attempt to avoid an unscheduled Engine removal. The Operator shall retain the right in determining whether any Engine exhibiting operational problems is removed or remains on-wing, however, the Operator will make reasonable efforts to allow VENDOR to provide troubleshooting, diagnostic, or on-wing repair support prior to Engine removal.

If the VENDOR’s advice with regard to troubleshooting and/or continued Engine operation is not followed, the Program Manager and Program Coordinator will work together with Northwest personnel to agree on an acceptable action plan. If an Engine is removed against the advice of the VENDOR, and the Engine removal is proven to have been unnecessary (as in the case of a faulty LRU, airframe instrumentation problems, etc), any incremental EHRP costs incurred for that Engine will be payable by the Operator.

2.4.3	Engineering Services. VENDOR shall provide the following Engineering Services:

a)	Analyze ADs and/or Service Bulletins to determine those which are applicable to Northwest Engines.

b)            Provide technical advice for in-service Engines.

c)	Provide appropriate documentation and reports in conjunction with requirements in Section 2.2.

d)	Provide written reports stating any damage detected and repairs accomplished, including any technical conclusion as to the cause of such damage.

e)	Analyze jointly with Northwest ECM and recommend Engine removals based on analyzed results.

2.4.4
Quarterly Business Reviews. VENDOR shall establish a Quarterly Business Review process with Northwest, whereby both Parties along with the Operators shall meet to review commercial and technical performance metrics, issues and corrective actions and action plans associated with Services performed under this Agreement. The locations of such reviews shall alternate equally between VENDOR and Northwest locations throughout the term of the Agreement.

2.5	Field Service Support. The following Field Service Support will be made available by VENDOR:

2.5.1
For Services to be performed on-site, VENDOR will have access to a pool of skilled technical personnel fully approved and available upon Northwest request with reasonable notice.  The Field Service support will be provided to Northwest at no charge or additional cost, based on the type of Services requested as shown in Exhibit C.  Should such Services involve additional cost, the charges will be as set forth in Attachment C.

2.5.2	To request Field Service Support, Northwest will contact VENDOR’s Program Manager and provide the following information:

a)	Type of requested Service
b)	ESN
c)	Location of Engine
d)	Time-period for such Service performance
e)	Corresponding Purchase Order
f)	Point of Contact

For Field Service requirements that are of a one-off nature, such as specific condition repairs required for a single Engine that are unexpected, the VENDOR shall provide the Field Service as quickly as is reasonably and practically possible. For Field Service requirements that are necessary to be performed on a significant number of Engines, such as fleet campaigns related to Airworthiness Directives or high-priority Service Bulletins, Northwest will make a written request to the Program Manager providing a minimum of 2 weeks notice before the Field Service is expected to start. The Program Manager will work with the Program Coordinator to determine the number of Engines affected, the scheduling requirements, the resource requirements, and any other issues affecting completion of this Field Service. The Program Manager will then plan and arrange for the commencement of this Field Service to start within the required timeframe.

2.5.3
VENDOR, in conjunction with Field Service Support provided in this Section 2.5, shall provide appropriate FAA documentation stating that the Services have been performed in accordance with the Northwest FAA approved maintenance program.  Further, Northwest shall prepare the Engine in such a way as to permit immediate access by VENDOR to the areas of the Engine requiring such Services.

2.5.4	Northwest shall provide training to appropriate VENDOR personnel on its specific maintenance program requirements procedures necessary to work on Engines covered under this Agreement.

2.6	Engine Condition Monitoring

VENDOR shall perform Engine Condition Monitoring (“ECM") of Northwest’s EHRP Eligible Engines during the Term of this Agreement.  Northwest shall provide agreed upon data for ECM in response to VENDOR’s specification of the required parameters, the format and frequency of reporting and its selected data collection process.  Northwest shall promptly transmit the data to VENDOR at an agreed upon frequency such that the maximum benefit is derived from ECM.  VENDOR will analyze the ECM data to identify trends in EHRP Eligible Engine performance while in service.  In no case shall electronic trend data required by VENDOR and provided by Northwest, exceed the scope and definition of what is currently provided to Northwest today by the PAH.

A comprehensive performance database for each EHRP Eligible Engine will be established by combining the ECM data with other information as may be provided by Operator on a case-by-case basis, such as visual inspections, previous borescope findings, line maintenance feedback, pilot reports, etc..

2.7            Life Limited Parts Tracking and Management

VENDOR shall track and manage all Life Limited Parts with a review to ensuring that the replacement of Life Limited Parts is concurrent with the engine maintenance visits scheduled in the EHRP.

2.8            Record Keeping/Reporting

2.8.1
While the EHRP Eligible Engines are in its possession, Northwest shall maintain records on the accumulated hours and cycles for all Life Limited parts and tracked parts identified in the log books, as well as other parts that VENDOR may specify as a result of an Airworthiness Directive or a PAH Alert Service Bulletin requirement.  As maintenance is performed on each EHRP Eligible Engine over time, additional detailed records concerning the work performed shall be kept.  All records of the performance of maintenance tasks that are required by the applicable Aviation Authority shall be generated and maintained  (i) by VENDOR or its designated maintenance provider in the case of the off-wing maintenance, and  (ii) by Northwest in the case of line maintenance.  The party generating and maintaining records shall make such records available to the other party in order to ensure compliance with the requirements of this Agreement and the applicable Aviation Authority.  Records shall be in the English language and shall include EHRP Eligible Engine maintenance records, configuration records, EHRP Eligible Engine test cell data (as applicable) and FAA Form 337 or other applicable Aviation Authority approved documents.  Following each off-wing maintenance visit, VENDOR or its designated maintenance provider shall provide a report identifying the service bulletins incorporated during that shop visit.  VENDOR shall provide technical support and assistance as necessary for records and maintained.  The “Advance Documentation,” shall be per paragraph 4.3 of Attachment B.

Upon completion of off-wing maintenance, VENDOR shall provide the following documentation (at a minimum):

a)	FAA Form 8130-3 Authorized Release Certificate or TC Form 24-0078 Authorized Release Certificate, or equivalent.

b)            FAA Form 337 Major Repair and Alteration Certificate

c)	Airworthiness Directives Compliance Report, ALS (“Airworthiness Limitation Sections”)

d)            Service Bulletin Compliance Report

e)	Major Component Change Record for Life Limited parts and other tracked and serialized parts

f)            Engine or Component Teardown Reports (as applicable)

g)	Final Engineering Report, including engine test cell data (as applicable)

h)
In addition, VENDOR shall provide Service Difficulty reports to Northwest and the applicable aviation authorities documenting any other failure, malfunction, or defect in the engine, modules or components that occurs or is detected at any time if, in its opinion, that failure, malfunction, or defect has endangered or may endanger the safe operation of the aircraft in accordance with FAR 121.703, FAR 145.221 and CAR 591 of the Canadian Aviation Regulations

i)	Status of work performed on major modules.

j)	Operator specific action authorizations

k)	Status of repetitive inspections

2.8.2	VENDOR shall maintain copies of records for all work performed under this Agreement, in accordance with the requirements set forth in the Operator’s FAA approved maintenance program.

2.9	Elements of Off-wing Maintenance included in the EHRP.

            [***]

2.10	Elements of Off-wing Maintenance not included in the EHRP

2.10.1
The following elements of off-wing maintenance will be provided but are not covered by the EHR. VENDOR will charge Northwest for providing such Services at the VENDOR Rates provided in Attachment C of this Agreement, with the labor rate adjusted in accordance with the adjustment formula set forth therein. Neither VENDOR nor Northwest shall purposely engage in any activity intended to result in Excluded Cause shop visits as defined in Section 2.10.2.

2.10.2
Shop visits, and/or specific maintenance tasks during a shop visit resulting from one or more of the following Excluded Causes; (i) Northwest’s negligence or accident, (ii) the hostile act of any person (excluding employees of VENDOR acting in the capacity of their employment),  (iii) operation outside the engine operating limits established by the equipment Production Approval Holder as a result of Northwest’s error,  (iv) maintenance performed by Northwest that is not in accordance with its FAA approved maintenance program, (v) Foreign Object Damage (subject to Section 13), and (vi) acts of God (including, but not limited to, fire, flood, volcanic eruption, and sand storm).

2.10.2.1
For any EHRP Eligible Engine on which VENDOR performs an Excluded Cause Shop Visit, VENDOR shall invoice Northwest on a time and material basis as set forth in Attachment C for such Services, less any time and material charges that would be considered as normal refurbishment, adjusted on a pro-rata basis, based on expected normal life between Shop Visits.

2.10.2.2
In addition, the following calculation shall be performed to determine if the Excluded Cause Shop Visit results in a reduction to costs expected to be incurred against such Engine during the remainder of the Term of the Agreement:

a)
determine, by mutual agreement of the Parties, any changes to the originally assumed a) timing, b) volume and c) expected Shop Visit cost for such Engine during the remainder of the Term (collectively referred to as “Expected Future Cost Contribution”) as a result of the Excluded Cause Shop Visit.

b)
if there is a net reduction in Expected Future Cost Contribution for such Engine as a result of changes determined from a), above, then VENDOR shall provide a credit for the difference between the original  Expected Future Cost Contribution and the revised Expected Future Cost Contribution of that Engine after the Excluded Cause Shop Visit.

2.10.2.3	With respect to maintenance performed due to an Excluded Cause Shop Visit, the time and material work scope shall be performed in accordance with the CEMP.

2.10.3	Actions to comply with any airframe manufacturer service bulletins or airframe Airworthiness Directives.

2.10.4
Replacement of parts found to be missing upon the receipt of a EHRP Eligible Engine for maintenance at a VENDOR facility (or other facility designated by VENDOR). Northwest, at its option, may provide such replacement parts provided that Northwest’s provisioning of such parts does not adversely impact VENDOR’s planned EHRP Eligible Engine ship date.

2.10.5
Upon removal of an Engine for Services under this Agreement, Northwest may elect to remove one or more LRUs prior to shipment of the Engine to VENDOR for its operational convenience except for LRUs specified in Section 9.5 of Attachment B.  Northwest shall not replace the removed LRUs and instead provide detail what has been removed as part of the documentation package that accompanies the Engine upon shipment to VENDOR.  VENDOR will perform the necessary Services under this Agreement and return the Engine to Northwest, without the same LRUs that were missing when the Engine was originally shipped to VENDOR and documented as such.  LRUs that must be returned to VENDOR with each Engine are identified in the CEMP.

2.10.6	Transportation services, unless Northwest exercises the option to have VENDOR provide such services per the rates as specified in Section 3.6 of Attachment C.

2.10.7	Repair of LRUs or fan blades that are removed in a line maintenance environment by Northwest. Pricing for such additional services is provided in Sections 3.3 and 3.4 of Attachment C.

2.10.8	Field Services not covered as no charge under the EHR or as specified in Exhibit C.

2.11
In the event VENDOR is unable to provide the Services to Northwest in accordance with the terms and conditions of this Agreement, VENDOR shall procure Services from Northwest approved sources so as to ensure uninterrupted supply to Northwest at no additional cost; provided, however, if VENDOR is unable to ensure uninterrupted supply at no additional cost to Northwest despite VENDOR’s best efforts, then Northwest may, at its option, obtain the Services from any other source and any reasonable costs or expenses incurred by Northwest, under the circumstances at that time, as a result of using such other source shall be paid by VENDOR.

2.12
VENDOR shall deliver the Engines or LRUs in accordance with the terms and conditions of this Agreement and the CEMP. If there is any dispute relative to interpretation of any portion of CEMP, the Parties including the Operators shall forthwith meet to resolve the matter amicably but if the Parties are unable to reach a resolution, Northwest’s interpretation shall prevail.  Operator may elect to proceed with its own interpretation of the CEMP, and any incremental costs to the EHRP will be payable by the Operator.

2.13	Except as otherwise set forth herein, this Agreement shall supersede and replace Northwest’s Repair or Service Order terms and conditions and VENDOR’s acknowledgment documents.

SECTION 3.0:	BUILD STANDARD

3.1
Work shall be performed in accordance with CEMP as may be amended.  Operator or Northwest requested changes to the CEMP will be made only after mutual agreement between the Parties with respect to any technical or commercial impacts to the Agreement.   Any PAH requested or required changes issued via approved technical data to Operator, or VENDOR requested or required changes, either of which result in a change to the CEMP, shall be made only after mutual agreement between the Parties, with such changes being made at no additional cost to the Operator or Northwest.

3.2
The build standard or specification for Services performed by VENDOR on each Eligible Engine or LRU under this Agreement, will be compliant with the requirement that such Services will cause the Eligible Engine to perform on-wing in a manner which allows it to reach its next scheduled removal for off-wing maintenance. VENDOR shall utilize the standards set forth in the CEMP for all Eligible Engines going through a Shop Visit throughout the Term of this Agreement, including the last visit of each Eligible Engine, based on what is due for each specific Engine at the specific scheduled visit.

3.3
At the end of the Term of this Agreement, each Eligible Engine shall be compliant with the Minimum Cycle Conditions as set forth in Attachment F. Any Eligible Engine that fails to meet this requirement shall be returned to VENDOR for accomplishment of Services required to bring the discrepant Eligible Engine up to the minimum, end of Agreement Term conditions specified.

SECTION 4.0:                                 [***]

SECTION 5.0:                                 ELIGIBLE ENGINE TURNAROUND TIMES (“TAT”)

5.1
Historical TAT on Program Shop Visits will be reviewed and analyzed at Quarterly Business Reviews and will form the basis for operational performance management discussions only. This program will be managed to the following turnaround time (TAT) objectives:

5.1.1            The TAT for a Module Exchange and Engine Release – [***] days.

5.1.2            The TAT for a Module work scope in-factory – [***] days.

5.1.3	The TAT for a Heavy Maintenance Shop Visit [***] days.

5.1.4	The TAT for repair work scopes not identified above – [***] to [***] days depending on the detailed work scope.

5.2
Except as set forth herein, measurement of TAT shall commence upon the receipt of a EHRP Eligible Engine by VENDOR on dock, at its designated maintenance facility. Measurement of TAT shall end on the calendar day on which the EHRP Eligible Engine is ready for delivery from the VENDOR designated maintenance facility, to Northwest. Total TAT achieved for each Engine or LRU shall exclude any delays resulting from work scope approvals by Northwest, late or missing Northwest provided documentation, missing LRUs as identified in the CEMP required for Engine performance guarantees, or any investigative actions required, where VENDOR cannot utilize alternate processes, parts or repairs to mitigate such delays.

SECTION 6.0:                                 PERFORMANCE GUARANTEES

6.1            In-flight Shutdown Guarantee

6.1.1	VENDOR shall provide Northwest with the In-flight Shutdown Guarantee as described in Attachment E.

6.2	Interstage Turbine Temperature (“ITT”) Guarantee

6.2.2	VENDOR shall provide Northwest with the Interstage Turbine Temperature Guarantee as described in Attachment E.

6.3            Module Exchange Shop Visit Reliability Guarantee Plan

6.3.1	VENDOR shall provide Northwest with the Module Exchange Shop Visit Reliability Guarantee Plan as described in Attachment E.

SECTION 7.0:                                 TITLE, TRANSPORTATION AND RISK OF LOSS

7.1
Title. Parts and material incorporated into Engines and LRUs as required in performing Services on Northwest Engines and LRUs hereunder, shall be deemed to have been sold to Northwest, and title to such parts and material thereon shall pass to Northwest upon delivery of the Engine or LRU embodying such items, to Northwest.  Risk of loss or damage of an Engine or LRU shall pass to Northwest upon delivery to Northwest of the Engine or LRU.  Title to and risk of loss or damage to any parts removed from Northwest Engines or LRUs, which are replaced by other parts, shall pass to VENDOR upon removal of such parts from Northwest’s Engines or LRUs.

7.2            Transportation of Northwest-owned Engines and modules

7.2.1
On or before November 15, 2007, Northwest may elect to have VENDOR arrange and pay for the round trip transportation costs, including all customs brokerage and clearance fees, for the removed/repaired EHRP Eligible Engines or related modules to and from VENDOR’s designated facility(ies) Delivery Duty Paid (“DDP”) Northwest.  Upon such notification, Northwest will pay the Transportation Rate as set forth in Attachment C, effective September 1, 2007.   Risk of loss or damage shall remain with Northwest at all times during round trip transportation.  Should Northwest elect not to have VENDOR provide transportation services in accordance with this Section either by formal notification of such decision or by default with no notification by November 15, 2007, transportation responsibility shall be as per Section 7.2.2 and 7.2.3 below, and VENDOR shall invoice Northwest for transportation costs incurred for movement of any Engines under this Agreement, from the Effective Date until notification by Northwest or November 15, 2007, whichever is earlier.

7.2.2
Should Northwest not elect to have VENDOR provide transportation services in accordance with Section 7.2.1,  Northwest shall arrange for, and pay for the round trip transportation costs, including all customs brokerage and clearance fees, for removed/repaired EHRP Eligible Engines to and from VENDOR’s designated facility(ies).  Risk of damage or loss shall be borne by Northwest for transportation to and from the VENDOR designated facility.  For purposes of this Agreement, delivery to VENDOR shall be considered as when the Engine is put into the care of VENDOR at VENDOR’s designated facility, and delivery to Northwest shall be considered as when the Engine is put into the care of the Northwest designated shipper by VENDOR.  Any transportation costs incurred by VENDOR between the Effective Date and the date Northwest elects not to have VENDOR provide such services shall be invoiced to and paid by Northwest.

7.2.3
For Engines that VENDOR may elect to move between its facilities for performance of Services under this Agreement, after delivery thereof to VENDOR, VENDOR shall be responsible for all transportation costs, customs duties and brokerage fees and risk of loss or damage in connection with such movement.

7.2.4	[***]

7.2.4
For Module Exchanges, VENDOR shall provide, at no charge all necessary shipping containers that properly protect from damage and secure the removed module during transportation to and from the VENDOR designated facility.

7.2.5
For Engines, Northwest shall provide containers that properly protect and secure the Engine being returned to the VENDOR designated facility, unless the Engine is VENDOR-provided , in which case VENDOR shall provide the appropriate shipping container. While in the possession of VENDOR, loss or damage to any Northwest-owned container shall be the responsibility of VENDOR.

7.3            Transportation of VENDOR-provided spare engines.

7.3.1	[***]

7.3.2
Delivery shall be Delivery Duty Paid (“DDP”) Incoterms, Northwest, if such VENDOR-provided spare engine is being shipped to Northwest from outside of the United States, otherwise delivery will be Carriage and Insurance Paid (“CIP”) to Northwest.  Risk of loss during round trip transportation of any VENDOR-provided spare engine shall remain with VENDOR.  VENDOR will be responsible for all transportation costs, customs brokerage and applicable duties. If Northwest exceeds the time requirements described in this Section 7.3, then Northwest shall pay to VENDOR an amount equal to the market lease rate for a CF34-3B1 engine for each day such VENDOR-provided spare engine is delayed.

SECTION 8.0:                                 DELAYS IN DELIVERY

8.1
VENDOR shall not be liable for delay in the delivery of the Engines, LRUs or other items beyond the date for delivery agreed to by the Parties if the Services and/or delivery is delayed due to war or warlike operations, hostility, riots, insurrection, civil commotion, fire, act of God, government legislation or regulations (an "Excusable Delay”).  Such delay shall be limited to one working day (Monday-Friday) for every working day actually lost by reason of an event of Excusable Delay.  VENDOR will make all reasonable efforts to regain time lost.

8.2
VENDOR shall advise Northwest of any anticipated Excusable Delays as soon as practicable and keep Northwest advised of any developments. Upon the occurrence of an Excusable Delay, VENDOR shall immediately, and in any case within 48 hours of such occurrence, give Northwest notice by telephone and in writing (via fax, and express mail) of such event (with full particulars of its nature) and of the estimated effect thereof on the deliveries hereunder, and of the steps taken or to be taken to minimize or eliminate any delay. Within 24 hours after the end of the Excusable Delay, VENDOR shall give Northwest notice in writing (via facsimile and express mail) of the date when the Excusable Delay came to an end. Upon notification from VENDOR of any delay, Northwest and VENDOR shall use reasonable efforts to re-schedule Services and delivery of Engines, LRUs or other items at no cost to Northwest. Both Parties agree to work with each other to explore and implement practical alternatives for the purposes of minimizing any impact resulting from an Excusable Delay.

8.3	[***]

8.4
VENDOR shall provide written notice to Northwest 90 days prior to the expiration of any collective bargaining agreement. VENDOR shall also periodically apprise Northwest of the status of collective bargaining agreement negotiations to which VENDOR is a party and potentially affecting the Services or delivery of the Engines, LRUs or other items, and an assessment of the effect such negotiations will have on VENDOR’s ability to perform hereunder.

8.5
In the event of a delay other than an Excusable Delay affecting the delivery of Services and/or Engines, LRUs or other items, both Parties agree to use reasonable efforts to address the results of such delay at no cost to Northwest. Northwest's cooperation in such endeavors shall not be construed to be a waiver of any rights Northwest may have with respect to VENDOR's non-performance. Both Parties agree to work with each other to explore and implement practical acceptable alternatives to minimize any impact. All reasonable efforts will be made by VENDOR (and VENDOR shall require the same of its contractors and other suppliers) at no additional cost to Northwest to regain the time lost, including the working of weekends, overtime and holidays.

SECTION 9.0:                                 INVOICING AND PAYMENTS

Northwest shall pay to VENDOR directly on a monthly basis the aggregate of the Services Rate (the “Services Rate”) and the other applicable fees and charges in accordance with the provisions of Section 9.1.

9.1            Invoicing

9.1.1
EHRP Invoicing. No later than the tenth (10th) calendar day of any month throughout the Term of this Agreement, Northwest shall provide the Program Manager with a complete monthly statement of Engine Flight hours and Engine Flight Cycles by EHRP Eligible Engine and/or any VENDOR-provided spare engines that may be installed and operated on the Aircraft during the month such engines are installed, substantially in the form set out in Exhibit A in relation to the previous month’s flight data for the EHRP Eligible Engines and any VENDOR Spare Engines made available to it and utilized by Northwest under Section 4.0.  The actual fleet hour utilization in respect of the relevant EHRP Eligible Engines and VENDOR-provided spare engines shall be multiplied by the EHR, and separately, if applicable under Section 7.0, the Transportation Rate, as adjusted pursuant to the provisions of this Agreement.  The total amount on each invoice shall comprise the total applicable to all EHRP Eligible Engines. VENDOR shall invoice Northwest for the total amounts due by the fifteenth (15th) calendar day of each month for the immediately preceding calendar month.  Amounts invoiced will be due twenty (20) days from the invoice date.

9.1.2
Should Northwest not submit the monthly statement of Engine Flight Hours required under Section 9.1.1 by the tenth (10th) calendar day of the month, VENDOR shall be allowed to shorten the due date of amounts invoiced by one (1) day for each day such report remains delinquent.  If such report is not received by VENDOR by the twentieth (20th) calendar day after the end of the month such Engine flight hours occurred, VENDOR shall submit an invoice to Northwest for the estimated Engine Flight Hours, based upon the hours from the last report submitted by Northwest to VENDOR, with such invoice being due and payable fifteen (15) days after the invoice date.  Any differences between what is actually submitted and the VENDOR provided invoice shall be reconciled with VENDOR crediting Northwest, or Northwest making payment for any differences.

9.1.3
VENDOR shall invoice Northwest for all applicable off-wing maintenance or time and material charges not included in the EHR or Transporation Rate, if applicable, within thirty (30) days of completion of the applicable Shop Visit or other Services provided that are not covered in the EHR, and subsequent shipment to Northwest.  Unless disputed, in writing, invoiced amounts shall be due thirty (30) days from the invoice date.

9.1.4	All such amounts described above, payable in United States dollars and set out in the invoices, shall be shall be paid by wire transfer to:

ScotiaBank
Business Support Centre
200 Portage Avenue
Winnipeg, Manitoba  R3C OA7
Canada

Transit Number                                 :            [***]
Bank Identification #:[***]
Swift Code:                                 [***]
ABA:                                 [***]

Deposit to the credit of Standard Aero Limited Acct #:[***]

Reference:                       CF34-3B1 – NWA Program

Please indicate to your banking facility to have ScotiaBank contact the following party upon receipt of funds.

[***]

Any payment not received within forty (40) days of invoice issuance may be subject to charges of [***] per month.  Such interest shall accrue from the date of invoice issuance until the date payment is received.

9.2            Financial Condition

Notwithstanding any other terms of this Section 9, if Northwest fails to meet its financial obligations under this Agreement to VENDOR, VENDOR may specify alternative payment terms and security requirements, only after providing appropriate notice and allowance for Northwest cure as specified under Section 11 of this Agreement.

9.3
The Parties agree that Section 24.15, Northwest Guarantee, shall apply to any assignee payment obligations.  Northwest shall ensure timely performance of these payment obligations.  In the event VENDOR has not received payment within 60 days of the date of the invoice, Northwest shall pay VENDOR all outstanding, undisputed amounts within 10 days after the initial 60 day period has expired.

SECTION 10.0:	TAXES, CUSTOMS, DUTIES AND IMPOSTS

10.1
VENDOR shall include all lawfully imposed sales tax on each invoice. Except as provided below, Northwest shall pay all sales taxes that are lawfully imposed by any government authority within the United States and are based on or measured by any payments of Northwest pursuant to this Agreement, and for which no exemption is available. VENDOR shall pay all taxes that are (a) on, based on, or measured by, gross or net income or gross or net receipts (including any capital gains taxes or minimum taxes), or taxes which are capital, doing business, excess profits, net worth, or franchise or port fees; (b) lawfully imposed by any governmental authority outside of the United States; or (c) caused by or arising out of the willful misconduct or negligence of VENDOR. In addition, VENDOR shall pay any interest, additions to tax, or penalties associated with the taxes set forth in (a), (b) or (c) above. No sales tax shall be collected by VENDOR if (a) a specific exemption applies to (i) the Services purchased hereunder or (ii) any transaction occurring pursuant to this Agreement; (b) Northwest has been authorized to make tax payments directly to the applicable state authorities; or (c) VENDOR is obligated to pay the taxes as set forth herein. VENDOR shall promptly, upon receipt from any tax authority of any levy, notice, assessment, or withholding of any tax for which Northwest may be obligated, notify Northwest in writing directed to the following address: Senior Tax Counsel, Northwest Airlines, Inc., Dept. A4450, 2700 Lone Oak Parkway, Eagan, MN 55121-1534. If under the applicable law of the taxing jurisdiction Northwest is allowed to directly contest such tax in its own name, then Northwest shall be entitled, at its own expense and in its own name, to contest the imposition, validity, applicability or amount of such tax and, to the extent permitted by law, withhold payment during pendency of such contest. If Northwest is not permitted by law to contest such tax in its own name, upon Northwest’s request, VENDOR shall in good faith, at Northwest’s expense, contest the imposition, validity, applicability or amount of such tax.  VENDOR shall (a) supply Northwest with such information and documents reasonably requested by Northwest as are necessary or advisable for Northwest to control or participate in any proceeding to the extent permitted herein, and (b) make all reasonable efforts to assist Northwest with evidentiary and procedural development of such proceeding or contest.  VENDOR shall in good faith and using best efforts assist Northwest with the accumulation of information and documentation requested by Northwest to recover or seek a refund of any sales or use tax paid by Northwest as a result of its purchases pursuant to this Agreement.

10.2
VENDOR agrees to pay, and to indemnify and hold harmless Northwest from and against, any direct or indirect customs duties, or similar imposts, costs, charges, interest and penalties paid to the U.S. Government, relating to or arising out of the initial importation into the U.S. of the Engines or the transportation of the Engines within North America for purposes of installation.

10.3
The provision of any equipment or Services hereunder to Northwest is contingent upon VENDOR being able to do so in compliance with all applicable laws, including without limitation, laws relating to the import and export of Engines. Northwest shall be the importer of record for all such equipment and Northwest shall be responsible for making arrangements to ensure that such equipment clears customs where applicable and paying any and all customs, duties, taxes and any fees imposed by any governmental authority unless otherwise specified in this Agreement. VENDOR will be liable for customs, duties, taxes and any fees imposed by any governmental authority for EHRP Eligible Engines and/or parts it ships out of the United States and back for Services.

SECTION 11.0:                                 TERM OF EHRP AND TERMINATION

11.1
This Agreement shall become effective as of the Effective Date and, unless sooner terminated in accordance with the provisions of this Section or as otherwise provided in this Agreement, shall, unless extended by the Parties in writing upon mutually agreeable terms, remain in effect until latest lease term date as shown in Attachment A (the “Term”).

11.2	Termination for Cause.

11.2.1
Termination by Northwest for Breach. After 30 days written notice to VENDOR of a breach hereunder, during which notice period VENDOR is unable or unwilling to cure such breach, Northwest may terminate this Agreement in whole or in part.  If Northwest elects to terminate, it shall have against VENDOR all remedies provided by law and equity.

11.2.2
Termination by VENDOR for Breach.  After 30 days written notice to Northwest of a breach hereunder, during which notice period Northwest is unable or unwilling to cure such breach, VENDOR may terminate this Agreement in whole or in part.  If VENDOR elects to terminate, VENDOR shall have against Northwest all remedies provided by law and equity.

11.3
Gifts and Gratuities.  Northwest may, by written notice to VENDOR, terminate this Agreement in whole or in part without liability to Northwest if it is determined by Northwest that gratuities, in the form of entertainment, gifts, or otherwise, were offered or given by VENDOR, or any agent or representative of VENDOR to any officer or employee of Northwest, or other person sharing a common direct or indirect interest with an officer or employee of Northwest, with a view toward favorable treatment related to (i) bidding, awarding, securing or amending a contract with Northwest; or (ii) any other transaction where payment is made by Northwest for Engines or Services.  In the event that this Agreement is terminated by Northwest pursuant to this provision, Northwest shall be entitled, in addition to any other rights and remedies, to recover or withhold an amount equal to the cost incurred by VENDOR in respect of such gratuities.  In the event this Agreement is terminated in part pursuant to this provision, such termination shall affect only the Engines or LRUs with respect to which the gifts or gratuities were offered or given.

11.4	Effect of Termination.

11.4.1
In the event Northwest terminates this Agreement in whole or in part as provided in Section 11.2. above, Northwest may procure, upon such terms and in such manner as Northwest may deem appropriate, Services similar to the Services terminated, and VENDOR shall be liable to Northwest for any costs or other damages to which Northwest may be entitled in accordance with applicable law, provided that VENDOR shall continue the performance of this Agreement as to that portion not terminated.  In addition, in any event, Northwest may seek such other relief as it may deem appropriate.

11.4.2
In the event VENDOR terminates this Agreement in whole or in part as provided in Section 11.2. above, VENDOR shall be entitled to payment of all outstanding invoices, work performed but not invoiced at the time of termination, and return of all VENDOR property in possession of Northwest.

11.5	In the event an Excusable Delay impacting the entire program, lasts for more than 30 days, Northwest may, after 30 days written notice to VENDOR, terminate this Agreement in whole or in part.

SECTION 12.0:                                 RECONCILIATION / REMOVAL OF ELIGIBLE ENGINES FROM THE AGREEMENT / NORTHWEST LEASING OF ENGINES/ADDITION OF ENGINES

Intentionally Left Blank

SECTION 13.0:                                 [***]

SECTION 14.0:                                 MOST FAVORED CUSTOMER PRICING

14.1
During the Term, VENDOR guarantees to Northwest that the Services Rate (defined herein as the aggregate sum of the pricing of the EHR, Transportation Rate, and time and material rates set forth in Attachment C ) actually paid by Northwest under this Agreement shall be more favorable than or at least as favorable as the pricing of an EHR, Transportation Rate and time and material rates paid by any other VENDOR customer (the “Other Customer”) in any other agreement entered into by VENDOR with the Other Customer for the sale of CF34-3B1 Services described herein under comparable terms and conditions (including, without limitation, engine model, fleet size, term length and fleet operating parameters).  If VENDOR enters into an agreement with the Other Customer with an EHR, Transportation Rate or time and material rates that are more favorable than the rates paid by Northwest under this Agreement, subject to the conditions above, then Northwest shall have the benefit of the Other Customer’s pricing from the effective date of the Other Customer’s agreement.  In such event, VENDOR shall notify Northwest and reconciliation shall be performed, as required.  VENDOR will not be required to offer the Other Customer pricing to Northwest if that pricing is part of a material equity partnership or joint venture.

SECTION 15.0:                                            REPRESENTATIONS AND WARRANTIES OF VENDOR

15.1	VENDOR hereby makes the following representations and warranties to Northwest:

15.1.1
That the approval of any filing or registration with any governmental authority, body, commission or agency is not or will not be required as a condition to the validity of this Agreement or any of the documents or agreements contemplated by this Agreement or as a condition to or in connection with the authorization, execution, delivery or performance hereof by VENDOR except those which have been duly made or obtained, certified copies of which have been or will be delivered to Northwest. The performance thereof will not violate or contravene any law, regulation, order, judgment or other similar obligation imposed by any government or regulatory agency, court, administrative or legislative body.

15.1.2
That there is no known action or proceeding pending or threatened against VENDOR or any of its subsidiaries or associated companies, if any, before any court or administrative agency which if adversely determined would result in the inability of VENDOR to perform its obligations under this Agreement.

15.1.3	That it has established and shall maintain during the Term an employee drug testing program as may be required by the Aviation Authorities. VENDOR will provide to Northwest a copy of that plan.

SECTION 16.0:                                 INDEMNIFICATION

16.1
General Indemnification: VENDOR shall defend, indemnify and hold harmless Northwest together with its directors, officers, employees, assignees, agents and shareholders (collectively, the "Indemnified Parties"), from and against all claims, demands, suits, obligations, liabilities, damages, losses and judgments, including costs and expense related thereto (including, but not limited to, reasonable attorneys’ fees), which may be asserted against, suffered by, charged to or recoverable from the Indemnified Parties by reason of (i) injury to or death of any person, including, but not limited to, employees of VENDOR and any passengers on any Aircraft upon which the Engines may be installed, or (ii) loss of or damage to any property, including, but not limited to, aircraft upon which the Engines may be installed or Services performed, if, and to the extent, such injury, death, loss or damage arises from the acts, omissions, or negligence of VENDOR, its directors, officers, employees, servants or agents or those for whom it is responsible at law, a breach of this Agreement by VENDOR. This indemnification shall not apply to the extent that the injury, loss or damage is caused the negligence or willful misconduct of the Indemnified Parties or for which Northwest indemnifies VENDOR hereunder. Subject to conflicts of interest, attorney work product and attorney-client privilege, the Parties shall cooperate in sharing information regarding any incident giving rise to actual or potential injury, loss or damage.

Northwest shall indemnify, defend, save, and hold harmless VENDOR, its Affiliates, directors, officers, servants, and employees thereof, from and against any and all responsibilities, liabilities, claims, demands, suits, judgments, losses, damages, costs, and expenses of any nature or description whatsoever for any loss of, damage to, or destruction of any property, including the Engines, or any injury to or death of any person (including employees of Northwest) arising from Northwest's use, operation, repair, maintenance, or disposition of the Engines; provided, however, Northwest shall not be required to indemnify VENDOR for any claims or liabilities arising from VENDOR’s negligence or willful misconduct or for which VENDOR indemnifies Northwest hereunder.

16.2	Limitation of Liability

In no event shall either Party be liable to the other for indirect or consequential damages, including, damages for loss of use, revenue or profit, operating costs and facility downtime, or other similar business interruptions arising directly or indirectly from this Agreement. The limitations and exclusions of liability set forth in this Article shall apply regardless of the fault, breach of contract, tort (including the concurrent or sole and exclusive negligence), strict liability or otherwise of a party, or its employees, provided that no such limitation will affect the indemnity obligations assumed by a Party hereunder with respect to third party claimants.

16.3            Intellectual Property Indemnification:

16.3.1
Claims Against Northwest.  VENDOR shall indemnify and hold Northwest, its subsidiaries and affiliates, and their officers, directors, agents and employees (collectively for purposes of this Section 16 "Northwest") harmless from and against any and all royalties, liabilities, damages,  losses, claims, actions, lawsuits, demands, fines, penalties, and all associated with any of the foregoing or associated with the successful establishment of the right to indemnification hereunder (collectively, the "Damages") based upon, caused by, arising from, or in any manner connected with, directly or indirectly, any suit, action, proceeding, allegation, assertion or claim that any Service purchased or supplied hereunder or any portion thereof thereof constitutes an infringement of any United States or foreign patent, design or model duly granted or registered ("Claim"), provided that at the time the suit, action, proceeding, allegation, assertion or claim arises or is made, such foreign country in which any foreign patent is held is a party to the International Convention for the Protection of International Property (Paris Convention) in any of its revised forms or Article 27 of the Chicago Convention on International Civil Aviation of December 7, 1944.

16.3.2
Remedies and Judgments.  In connection with the foregoing, VENDOR agrees to defend any suit or action of the type described above.  Northwest's remedy and VENDOR's obligation and liability under this Section 16 are conditional upon Northwest giving VENDOR written notice promptly after Northwest receives notice of a suit or action against Northwest alleging infringement or after Northwest receives a written claim of infringement, whichever is earlier.  Failure to notify VENDOR as provided in the foregoing sentence shall not relieve VENDOR of any liability that it may have to Northwest except to the extent that VENDOR demonstrates the defense of any such claim is prejudiced thereby, and, in such event, only to the extent thereof. VENDOR shall control and conduct the defense and/or settlement of such suit or action either in the name of VENDOR or of Northwest, or both.  Northwest shall cooperate with VENDOR and shall, upon VENDOR’s request and at VENDOR’s expense, arrange for attendance of representatives of Northwest at hearings and trial and assist in effecting settlements, securing and giving evidence, obtaining the attendance of witnesses and in the conduct of the defense of such suits or actions.

16.3.3
VENDOR shall assume and pay any and all judgments and all costs assessed against Northwest in a final judgment of any such suit or action, and any payments in settlement imposed upon or incurred by Northwest with VENDOR’s approval, together with all interest accruing after entry of any such judgment or after the making of any such settlement, and VENDOR shall also reimburse Northwest for all reasonable expenses (excepting consequential damages attributable, e.g., to loss of business, profits or good will by Northwest) incurred by Northwest with VENDOR’s written approval as the result of such suit or action provided Northwest has complied with the conditions hereof with respect to notice and cooperation in connection with such suit or action.

16.3.4
Continuing Use. In the event any Service purchased or supplied hereunder, or any portion thereof, becomes the subject of any Claim, or if VENDOR in its reasonable judgment at any time decides that the Services supplied hereunder, or any portion thereof, shall become the subject of such a Claim, VENDOR shall promptly, but, in any event, no more than 30 days after receipt of notice from Northwest of a Claim, or the likelihood thereof or the entry of any order or decree permanently or temporarily enjoining the use of the Services supplied hereunder, or any portion thereof, at its own expense and option either: (i) obtain for Northwest the right to use such Services; or (ii) replace, modify, substitute, or update the infringing Services such that they become non-infringing.

In the event that any such suit or action results in an order, decree or judgment enjoining or otherwise prohibiting Northwest from effectively using any Service for its intended purposes, or any settlement made or approved by VENDOR has such result, VENDOR agrees at its option and expense to promptly either: (i) procure for Northwest the right to continue using such Services; or (ii) modify said Services so that it becomes non-infringing and otherwise complies with the provisions of this Agreement; or (iii) replace said Item with a non-infringing Service Item suitable for Northwest’s requirements and in a condition equivalent to that Service.  The foregoing provisions hereof shall apply in case of any such order, decree, judgment or settlement prohibiting Northwest from effectively using any provided Service.

If the party or parties charging an infringement for which VENDOR has agreed to indemnify Northwest hereunder threatens or obtains an injunction restraining Northwest’s use of the Service and a bond or other security will be necessary and efficacious to avert the issuance of such injunction or to void same if issued, VENDOR shall promptly pay to Northwest the amount of premium for any bond or the costs of any other security given by Northwest to release or void such injunction, or alternatively at VENDOR’s election shall furnish such bond or other security on Northwest’s behalf.

16.3.5
Exceptions. Northwest will hold VENDOR harmless in the event of any suit or action relative to Northwest or PAH furnished designs, equipment, materials or data, or any design which is imposed by Northwest on VENDOR as an alternative to VENDOR’s suggested design, or any Northwest modification of the VENDOR supplied Item, or any component or part thereof, or any new designs, equipment, materials or data incorporated, after delivery and acceptance of the Item, by Northwest without the involvement of VENDOR.

16.3.6
The foregoing indemnity shall not extend to any claim of infringement based on any modification, change or combination not in accordance with VENDOR's written procedures or without VENDOR's written approval or consent thereto, provided that the claim for infringement relates to the combination, change or modification as opposed to solely the Service itself. However, the exclusions set forth in this subparagraph shall not relieve VENDOR of its obligation under this Section 16 if the Service continues to be infringing after the removal, as the case may be, of any changes, modifications or combinations~~.~~

SECTION 17.0:                                 INSURANCE

17.1            VENDOR shall maintain insurance in the following amounts:

17.1.1	Workers' Compensation — [***]

17.1.2	Employer's Liability — [***]

17.1.3
Comprehensive Aviation Liability — [***] Combined Single Limit Insurance per occurrence.  Comprehensive Aviation Liability Insurance shall include endorsements for property damage; bodily injury; personal injury; contractual liability; completed operations/aircraft parts/product liability; hangarkeepers liability; naming Northwest and Operators as an additional insured; and provide severability of interest, cross liability, breach of warranty, and independent contractors’ coverage.

17.1.4	VENDOR agrees to insure (or self-insure) all loss to VENDOR's owned or leased tools and equipment.

17.1.5
Prior to the commencement of this Agreement, and upon each insurance policy renewal, Certificates of Insurance shall be delivered to Northwest evidencing compliance with the insurance terms of this Agreement. All of the above insurance shall be written through a company or companies reasonably satisfactory to Northwest, and the Certificates of Insurance shall be of a type that unconditionally obligates the insurer to notify Northwest in writing at least 30 days in advance of the effective date of any material change in or cancellation of such insurance.

17.2            Insurance provided shall be endorsed as follows:

17.2.1	To waive any rights of subrogation against Northwest, its directors, officers, agents, independent contractors, employees, successors and assigns, and other authorized representatives.

17.2.2	To provide that such insurance is primary without right of contribution from Northwest's insurance.

17.2.3	To provide that Northwest is not obligated for the payment of any premiums, deductibles, retentions or self-insurances thereunder.

17.2.4
With respect to the insurance requirements described in Subsection 17.1.3, the underwriter will acknowledge that the policy covers the liability as required under the “Indemnification” Section of this Agreement to the extent coverage is available under said policy.

17.3
In the event that VENDOR fails to maintain in full force and effect any of the insurance and endorsements described in this insurance Section, Northwest shall have the right (but not the obligation) to terminate this Agreement immediately or to procure and maintain such insurance or any part thereof at VENDOR’s cost.  The cost of such insurance shall be payable by VENDOR to Northwest upon demand by Northwest.  The procurement of such insurance or any part hereof by the other Party shall not discharge or excuse the defaulting Party's obligation to comply with the provisions of this Section.

17.4
The Parties hereby agree that from time to time during the life of this Agreement, Northwest may require VENDOR to increase the amount of insurance set forth in Subsections 17.1.2, 17.1.3, and 17.1.4 above, if the circumstances and conditions of VENDOR's operations under this Agreement should be deemed to require reasonable increases in any or all of the foregoing minimum insurance coverages. Increases in the levels of coverage may be subject to availability of limits and costs. VENDOR will use its best efforts to comply with such request.

17.5	Vendor shall notify Northwest promptly at the point when any aggregate limit is exhausted or anticipated to be exhausted by [***] or more.

SECTION 18.0:                                 CONFIDENTIALITY

18.1
During the term of this Agreement, the Parties hereto, may exchange information or data which each Party considers private, proprietary, competition-sensitive or confidential in connection with the transactions contemplated under this Agreement.

18.2
"Proprietary Information", as used herein, shall mean written or documentary information or information in any other tangible form which is marked proprietary, confidential, competition sensitive, or bears a marking of like import or, if orally disclosed, which the disclosing Party states in writing at the time of disclosure is to be considered proprietary provided, that such information is reduced to writing and a copy thereof is delivered to the receiving Party within 30 days after such oral disclosure.  Information shall not be deemed proprietary, and the receiving Party shall have no obligation with respect to any such information, which:

18.2.1	is already known to the receiving Party as evidenced by prior documentation thereof; or

18.2.2	is or becomes publicly known through no wrongful act of the receiving Party; or

18.2.3	is rightfully received by the receiving Party from a third party without restriction and without breach of this Agreement; or

18.2.4	is disclosed by the disclosing Party to the third party without a similar restriction on the rights of such third party; or

18.2.5	is approved for release by written authorization of the transmitting Party; or

18.2.6	is disclosed, in any event, after the expiration of 10 years from the date when such Proprietary Information was delivered.

18.3	The prices, terms and conditions of this Agreement shall be considered Proprietary Information.

18.4
Neither Party shall disclose, and each Party shall protect the Proprietary Information received from the other Party hereunder with the same degree of care as such Party takes to preserve and safeguard its own Proprietary information, and such degree of care as is reasonably calculated to prevent inadvertent disclosure.

18.5
In order to minimize the possibility that the Proprietary Information will be divulged to third parties, the Parties agree that Proprietary Information will only be divulged to employees who have a need to know the Proprietary Information in connection with a Party’s performance under this Agreement.

18.6
The Parties agree that, in the event a receiving Party uses Proprietary Information contrary to the terms of this Section, the disclosing Party, in addition to any other remedies available to it, shall have the right to equitable relief, restraining or enjoining the receiving Party from using such Proprietary Information in violation of the terms and conditions of this Section and to recover from the receiving Party reasonable costs in enforcing this Section, including reasonable attorneys’ fees.

18.7
Neither the execution and delivery of this Agreement nor the delivery of any Proprietary Information hereunder shall be construed as granting either expressly or by implication, estoppel, or otherwise, any rights in or license under any present or future data, drawings, plans, ideas, or methods disclosed under this Agreement, or under any invention or patent now or hereafter owned or controlled by either Party hereto.

18.8
Notwithstanding the foregoing, Proprietary Information may be disclosed upon the written consent of the transmitting Party, or pursuant to valid legal orders or governmental regulations or in connection with an action or proceeding brought to enforce or interpret this Agreement.

SECTION 19.0:                                 LAWS, PERMITS AND REGULATIONS

19.1
VENDOR shall obtain and pay for all permits, fees and licenses necessary for the performance of the work contemplated hereunder. VENDOR shall comply with all statutes, laws, ordinances, regulations, rules and orders bearing on the conduct of the work enacted or adopted by any federal, state, local, municipal or other authority or governmental body having jurisdiction, or any rules or regulations of any insurance company, board of fire underwriters, bureau or similar body applicable to the work and shall notify Northwest if any Attachments are at variance therewith.

SECTION 20.0:                                 REMEDIES

20.1
Each Party hereby waives any and all rights it may have to receive exemplary or punitive damages with respect to any claim it may have against the other Party, it being agreed that no Party shall be entitled to receive money damages in excess of its actual compensatory damages, notwithstanding any contrary provision contained in this Agreement or otherwise. Notwithstanding the provisions in this Section 20, the Parties recognize and agree that certain business relationships could give rise to the need for one or more of the Parties to seek emergency, provisional, summary or declaratory relief and for temporary injunctive relief from a court of competent jurisdiction pending the arbitration of all underlying claims between the Parties.

SECTION 21.0:                                            SET-OFF

21.0
Northwest shall, at its sole discretion, have the right to setoff or deduct any undisputed and agreed amounts owing from VENDOR to Northwest against any undisputed and agreed amounts payable by Northwest to VENDOR, solely in connection with this Agreement.

SECTION 22.0:                                 DISPUTE RESOLUTION

22.1
Any controversy, claim or dispute of whatever nature arising from performance of the Agreement or the relationship of the Parties arising therefrom, including those arising out of, or relating to, any agreement between the Parties or the breach, termination, enforceability, scope or validity thereof (a "Dispute"), including those arising out of a cessation of the work by VENDOR, shall be resolved in accordance with this Section. The Parties shall attempt in good faith to resolve any Dispute promptly by negotiations between representatives with authority to settle the Dispute. All negotiations pursuant to this Subsection will be confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and the rules of evidence of any state. If the matter has not been resolved within 60 days of a Party’s request for negotiation, either Party may initiate arbitration as provided in this Section by providing the other Party with written notice of its intent so to do (the “Dispute Notice”).

22.2	Arbitration

22.2.1
If the Dispute has not been resolved within 20 days after receipt of the Dispute Notice, then the Dispute shall be determined by binding arbitration in Chicago, Illinois. The arbitration shall be conducted in accordance with such rules as may be agreed upon by the Parties, or failing agreement within 30 days after arbitration is demanded, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the Closing Date, subject to any modifications contained in this Agreement. The Dispute shall be determined by one arbitrator if the Parties are able to agree on such arbitrator. If they are not able to so agree, the matter shall be decided by three arbitrators, in which case one arbitrator will be appointed by each of the Parties, and those two will select the third arbitrator

22.2.2
The arbitrator(s) shall base the award on the applicable law and judicial precedent which would apply if the Dispute were decided by a United States District Judge, and the arbitrator(s) shall have no authority to render an award which is inconsistent therewith. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based.

22.2.3
Unless the Parties agree otherwise, discovery will be limited to an exchange of directly relevant documents.  Depositions will not be taken except as needed in lieu of a live appearance or upon mutual agreement of the Parties.  The arbitrator(s) shall resolve any discovery disputes. The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law. The Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

22.2.4
The arbitration shall be governed by the substantive laws of the State of Minnesota without regard to choice of law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code).  Judgment upon the award rendered may be entered in any court having jurisdiction.  Notwithstanding the foregoing upon the application by either Party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator(s), the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator(s).  In order to effectuate such judicial review limited to issues of law, the Parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator(s) shall be final and binding on the Parties and shall serve as the facts to be submitted to and relied upon by the court in determining the extent to which the award should be confirmed, modified or vacated.

22.2.5
Except as otherwise required by law, the Parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or Documents obtained in connection with the arbitration process, including the resolution of the Dispute.  If either Party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

22.2.6
The prevailing Party shall be entitled to reasonable attorneys’ fees and costs, including experts’ fees, in connection with such arbitration (including, without limitation, appeals of the foregoing) or any suit or action to enforce or interpret any of the provisions of this Agreement, or which is based thereon.  The determination of who is the prevailing Party and the amount of reasonable attorneys’ fees to be paid to the prevailing Party shall be decided by the arbitrator, except that either Party may request to have the award or non-award of attorneys’ fees and costs reviewed by a court, which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment, including any additional fees or costs attributable to the court proceedings.  If the court takes no action on such additional fees and costs, the arbitrator is empowered to make such decisions.

SECTION 23.0:                                 CUSTOMS TRADE PARTNERSHIPS AGAINST TERRORISM

23.1
Northwest is a participating member of the Customs Trade Partnerships Against Terrorism (C-TPAT). As such, Northwest is required to develop and implement programs to enhance security of its supply chain consistent with C-TPAT guidelines as set forth in www.customs.ustreas.gov.  By entering into this Agreement, VENDOR agrees to provide security information to Northwest as may be reasonably requested.  VENDOR further agrees that it has implemented programs or will cooperate with Northwest in developing and implementing programs designed to fulfill the C-TPAT initiatives.  VENDOR understands Northwest may be subject to additional supply chain security obligations in the future and agrees to cooperate with Northwest as promptly as practicable in fulfilling such obligations as may be requested by Northwest.

SECTION 24.0:                                 MISCELLANEOUS

24.1
Non-waiver. Failure of either Party to insist upon strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that either Party shall have and shall not be deemed a waiver of any subsequent default of the terms and conditions hereof.  The shipping or receiving of any Engines under this Agreement shall not be deemed or be a waiver of any right of either Party for any failure by the other Party to comply with any of the provisions of this Agreement.

24.2
Equal Employment Opportunity.   VENDOR agrees that, in performing hereunder, it will comply with and abide by all applicable requirements contained in governmental statutes, rules, regulations and orders including all provisions of Section 202 of Executive Order No. 11246 and rules and regulations pertaining to Equal Employment Opportunity, and also including any government affirmative action programs in connection therewith, the provisions of which are incorporated herein by reference, and VENDOR agrees to hold Northwest and any of its subsidiaries or affiliates harmless from any and all liabilities, claims, fines or penalties (including attorneys' fees and settlements) which may arise out of the failure of VENDOR to comply with such requirements.

24.3
Fair Labor Standards Act and Beck Notice Compliance.  VENDOR agrees that all Engines shipped and Services provided to Northwest shall be produced in compliance with all applicable federal and state laws, regulations, and orders, and that production of such Engines complies with the applicable requirements of Fair Labor Standards Act and all regulations and orders issued thereunder by the United States Department of Labor

24.3.1
If applicable, during the Term of this Agreement, VENDOR agrees to comply with the “Beck Notice” requirements in 29 CFR Section 470.  This Agreement incorporates by reference paragraph 29 CFR Part 470.2(a).

24.4
Small Business Subcontracting.   As a contractor providing services to the U.S. government, Northwest is required to include the provisions of the clause set forth in FAR 52.219-8 (48 CFR Part 52) in contracts with subcontractors. If applicable, VENDOR agrees that such clause is a part of this Agreement to the same extent as if set forth in full herein and that, in accordance therewith, VENDOR will adopt a plan that complies with the requirements of the plan required by the clause at FAR 52.219-9, “Small Business Subcontracting Plan” (48 CFR Part 52).

24.5
Publicity.  None of the Services purchased hereunder shall be referred to, described or illustrated in connection with publicity of any kind without the prior written authorization from Northwest.  This Agreement does not confer upon VENDOR, and shall not be construed as conferring upon VENDOR, any right or license to use in any manner whatsoever Northwest’s name, likeness, servicemarks or trademarks.

24.6
Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by (i) personal delivery, (ii)registered or certified mail, postage prepaid, return receipt requested, (iii) overnight courier service, or (iv) telefacsimile and shall be effective and deemed received (a) in the case of personal delivery, upon receipt  by the Party to whom notice is given, (b) in the case of registered or certified mail, on the date of receipt, refusal or non-delivery indicated on the return receipt, (c) in the case of overnight courier or package service, upon receipt as evidenced by a receipt executed by an agent or employee of the addressee, and (d) in the case of telefacsimile transmission, upon printed confirmation that the transmission was received.  Notices shall be addressed to the following respective addresses of the Parties, or such other addresses as the Parties may designate by notice from time to time:

Northwest:	Northwest Airlines, Inc.
Department C8290
7500 Airline Drive
Minneapolis, MN 55450-1101
Fax: 612-726-7775
Attn: Vice President, Materials Management

Northwest Airlines, Inc.
Department A1180
2700 Lone Oak Parkway
Eagan, MN 55121-1534
Fax: 612-726-0921
Attn: VP - Law

VENDOR:	Standard Aero
33 Allen Dyne Road
Winnipeg, MB R3H 1A1
Canada
Attn: Northwest Airlines Program Manager
Fax:	204-789-1836

Standard Aero
145 Duncan Drive
Suite 100
San Antonio, TX 78226
Attn: Senior Vice President, Contracts
Fax:	210-334-6188

24.7	Headings. Section and Subsection headings used in this Agreement are for convenient reference only and do not affect the interpretation or the Agreement.

24.8
Applicable Law and Venue.  This Agreement is to be governed by and construed according to the substantive laws of the State of Minnesota, U.S.A.  The Parties consent to the exclusive jurisdiction of the state and federal courts for Dakota County, Minnesota, U.S.A. for the determination of any claim or controversy between the Parties solely for the granting of any injunction or similar relief related to this Agreement.

24.9
VENDOR as Independent Contractor.  Northwest and VENDOR acknowledge and agree that VENDOR is an independent contractor, and not an employee, partner or agent of or joint venture with Northwest, and that VENDOR will have no authority to bind Northwest or otherwise incur liability on behalf of Northwest.  Northwest will have no obligation whatsoever to provide any employee benefits or privileges of any kind or nature to VENDOR or to any VENDOR employee, contractor or agent, including, without limitation, insurance or pension benefits.  Further, VENDOR agrees that Northwest is not responsible to collect or withhold federal, state or local taxes, including income tax and social security, and that any and all such taxes imposed, assessed or levied as a result of this Agreement shall be paid by VENDOR, or if paid by Northwest, VENDOR shall reimburse Northwest upon demand.

24.10	Assignment and Subcontracting.

24.10.1
VENDOR Assignment. This Agreement may not be assigned, in whole or in part, by VENDOR without the prior written consent of Northwest, except that (1) Northwest expressly acknowledges and consents to an assignment pursuant to the acquisition of VENDOR by Dubai Aerospace Enterprise, or (2), Northwest’s consent shall not be required for the assignment by VENDOR of all or a portion of the Agreement to a subsidiary of VENDOR.

24.10.2
Northwest Assignment. Northwest may, at its option, assign this Agreement without prior written consent of VENDOR, in multiple concurrent assignments to one or more of the Operators as defined in this Agreement or in whole to one  Operator, provided that, (i) unless otherwise agreed in writing by the Parties to this Agreement, Northwest shall remain obligated with respect to all of its obligations hereunder and hereby irrevocably and unconditionally guarantees the obligations of such Operator(s) upon an assignment under this Section and (ii) such assignment is in the form attached hereto as Exhibit D.   Operator(s) shall abide by and comply with all obligations of this Agreement. Northwest shall flow down all terms and conditions hereof to each Operator to which it makes an assignment hereunder.  Promptly upon making an assignment to either Operator, Northwest shall provide VENDOR with a written assignment notice setting forth the name of the Operator and the specific Engines affected. Each Operator shall be responsible for all of the provisions of this Agreement that pertain to the specific Engines operated by such Operator.  In the event that Northwest withdraws its code-share or airline services agreement from an Operator, Northwest will automatically reassume all of the rights and obligations of such  Operator under this Agreement, including but not limited to Northwest’s right to re-assign that portion of this Agreement to another  Operator.

In the event Northwest places Aircraft with a new carrier, operating in the United States with scheduled departures under a Northwest code, Northwest shall be allowed to assign this Agreement to such carrier, with the prior written consent of VENDOR, such consent not to be unreasonably withheld or delayed. Northwest shall have the same obligations with respect to such new carrier as set forth in this Section 24.10.2 with respect to Operators.

24.10.3
Subcontracting. VENDOR shall not subcontract any portion of work to be performed under this Agreement without the prior written consent of Northwest, and, in all events, VENDOR shall remain responsible for the subcontractors’ performance in all respects. The purchase of raw materials or standard or commercial articles is not be deemed a subcontract within the meaning of this Agreement.

24.11
Severability.   If any provision of this Agreement shall be declared illegal, void or otherwise unenforceable, the remaining provisions shall remain in full force and effect.  The Parties also agree to replace the invalid or unenforceable provision or a portion thereof with a provision that will satisfy the intent of the Parties.

24.12	Time of the Essence. VENDOR and Northwest acknowledge that time is of the essence in performance of their obligations under this Agreement.

24.13
Complete Agreement.  The terms, conditions and provisions of this Agreement, the Repair or Service Orders issued hereunder, and the drawings, schedules, exhibits, attachments or riders annexed hereto and by this reference made a part of this Agreement, constitute the entire agreement between the Parties hereto and shall supersede all previous communications, representations, or agreements, either verbal or written, between the Parties hereto with respect to the subject matter of this Agreement. There are no terms, agreements or understandings between the Parties that are not expressly set forth herein. This Agreement shall not be changed or amended except by an instrument in writing signed by duly authorized agents of the Parties hereto.

24.14
Counterparts; Facsimile. This Agreement may be executed by one or both of the Parties hereto on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Execution may be effected by delivery of facsimiles of signature pages and the Parties shall follow such delivery by prompt delivery of originals of such pages.

24.15	Northwest Guarantee. Northwest hereby guarantees due performance by the Operators of all terms, conditions, covenants and obligations to be performed by the Operators under this Agreement.

THIS AGREEMENT HAS BEEN REVIEWED AND APPROVED BY COUNSEL FOR EACH OF THE PARTIES.

For VENDOR:

By:  _________________________

Typed Name:  _________________

Title:  ________________________

Date:  _______________________

For NORTHWEST AIRLINES, INC.

By:  _________________________

Typed Name:  Andrew C. Roberts

Title:  EVP Operations

Date:  _______________________

ATTACHMENT A

Eligible Engines / Engines/Aircraft/Lease Term Dates

[***]

ATTACHMENT B

CUSTOMIZED ENGINE MAINTENANCE PROGRAM OR CEMP

1.0	GENERAL

This Customized Engine Maintenance Program (“CEMP”) describes the off-wing maintenance procedures agreed to by Northwest and Standard Aero under the Engine Hourly Rate Program.  The CEMP will be used to develop a Configuration Specification Manual (“CSM”) that will be agreed to between the Parties, and will govern the daily technical administration of this Agreement, and include the CEMP in its then current form.  The CSM including the CEMP will be modified from time-to-time on an as-needed basis to accommodate updates to service bulletin listings and changes to work scopes or processes that do not require formal amendments to this Agreement.  The CSM will be reviewed for any changes and updates during the quarterly business reviews held between the Parties.

The CEMP as defined on the Effective Date of this Agreement is as shown in this Attachment B.

2.0	CEMP BASIC ASSUMPTIONS

2.1	Eligible Engines:	As defined in Section 1.12 and Attachment A to the Agreement.

2.2	Operators:	As defined in Section 1.28 and any future operator to which the Agreement may be assigned per Section 24.10.

2.3	Document Revision	All PAH manual and SB/AD document references shall assume the latest revision in effect and used at the time Services or Shop Visits are being performed on Engines.

3.0            CONTINUING AIRWORTHINESS MAINTENANCE PROGRAM

3.1
Engines are maintained using an on-condition maintenance program in accordance with Operator’s FAA approved maintenance program, which will use GE Aircraft Engines SEI-756, 05-21-00 Table 803 as a baseline.

3.2
Engines are operated in accordance with the Bombardier approved Flight Crew Operating Manual procedures, customized to Northwest specific requirements and utilizing flex-thrust takeoff procedures where appropriate, based on Northwest approved procedures and operational and flight crew discretion.

3.3	Operators shall establish a regular interval for compressor washing in accordance with GE Aircraft Engines SEI 756.

3.4
Engine trend data is collected in accordance with GE Aircraft Engines SEI 756 05-21-00, and is monitored regularly according to Operator(s) FAA approved maintenance program.  The Operator(s) program will be based on PAH accepted ECM program and/or technique.

4.0	UNSCHEDULED SHOP VISIT ASSUMPTIONS

4.1
Unscheduled Shop Visits may be required as a result of operational problems, performance degradation, or engine conditions found at routine periodic inspections that do not meet the Operator limits for serviceability.

4.2
For Engines exhibiting operational problems (loss or excessive degradation of performance, vibrations, oil leakage/consumption, etc) the Operator will follow the published Aircraft Maintenance Manual and/or Operator(s) approved troubleshooting guides and/or fault isolation manuals in an attempt to avoid an unscheduled engine removal.

It is recognized that Operator may, at its sole discretion, remove an Engine to make repairs normally performed on-wing, for operational convenience. Costs for such repairs will be borne by Operator.

4.3	Should the engine be removed for an operational problem or component deterioration beyond defined serviceable limits, the Operator(s) will provide the following, to include:

a)	Detailed descriptions of troubleshooting results to VENDOR as may be provided by Operator on a case-by-case basis as requested by VENDOR.

b)            Current applicable borescope inspection findings that resulted in Engine removal

c)            Current and/or applicable Engine Logbook pages

d)            Service Difficulty Reports, as may be applicable

f)            AD Status

h)            Service Bulletin Status

5.0            SCHEDULED SHOP VISIT ASSUMPTIONS

5.1	Scheduled Shop Visits are anticipated based on LLP replacement at or before [***] in accordance with GE Aircraft Engines SEI 756 05-11-00.

5.2
Expected Shop Visit work scopes for each of these Scheduled Shop Visits are included in Tables 1-5 of this Attachment B. Actual work scopes may be amended, based on the specific requirements of the Engine.

5.3	Engines may be routed to one of the alternate locations listed below at VENDOR’s discretion, and Operator shall be notified prior to shipment:

6.0            SHOP VISIT WORK SCOPE DEVELOPMENT PROCESS
6.1
For each Engine Shop Visit, a detailed shop visit work scope shall be produced by VENDOR, based on the reported reason for removal, applicable Engine logbooks, maintenance records, service bulletin/AD compliance status, borescope inspection results and Engine trend data.

6.2	The detailed work scope shall be submitted to the applicable Operator for review and approval, with copy to Northwest, based on the provisions of this Agreement.

7.0	ENGINE TEST PROCEDURES

7.1	Engine testing may be performed on-wing in accordance with the PAH on-wing testing requirements in accordance with the Operator’s FAA approved maintenance program.

7.2	VENDOR’s Engineering shall determine jointly with the Operator whether or not an on-wing test or test cell run is appropriate for a given work scope, based on a risk assessment.

7.2.1            Typical conditions that will require a test cell run include but are not limited to:
[***]

8.0            AIRWORTHINESS DIRECTIVES AND SERVICE BULLETIN INCORPORATION

8.1
All AD and service bulletin incorporation must be approved by the applicable Operator. Scheduled Shop Visits must incorporate mandatory service bulletins and Airworthiness Directives applicable to the Engine.

8.2	Recommended modifications at scheduled Shop Visits include:

[***]

9.0            LINE REPLACEABLE UNITS (LRUs)

9.1	LRUs as described in ATTACHMENT C, are maintained on-condition.

9.2	Field level inspections, maintenance and service bulletin incorporation are the responsibility of the Operator(s).

9.3	Shop level inspections and service bulletins for LRUs installed on Engines are included in the scheduled Shop Visit work scopes listed in Tables 1 - 5, and are summarized in Table 6.

9.4
LRUs installed on Engines received for scheduled Shop Visits are to remain with the Engine when it is removed from the Aircraft, and are assumed to be serviceable and operational at the time of such removal.

9.5
For Engines shipped to VENDOR’s Winnipeg facility, Operator(s) may ship Engines short of certain LRUs.  In any case the following LRUs must be received with the Engine due to their direct impact on performance:

1. Main Fuel Control Unit
2. T2C Sensor
3. Fan Speed Pick-up
4. Alternator (Rotor 4042T50 and Stator 6047T55)
5. W2 (Blue) Cable

9.6
For Engines shipped to VENDOR’s Maryville facility, Operator may ship Engines without any or all LRU(s).  However, should VENDOR ship such Engines on to its Winnipeg or other designated facilities, it shall request from Operator, and Operator shall provide in a reasonably expeditious manner so as not to delay VENDOR in their performance of Services hereunder, any missing LRU(s) that may be required to properly complete specific Services.

10.0	MODULE EXCHANGES

10.1
VENDOR may establish exchange pools of modules for use in support of Shop Visits for Eligible Engines supported under this Agreement. Such exchange pools are to be dedicated exclusively for use on Eligible Engines and shall not be used or exchanged modules for or from other customers of VENDOR, unless approved in advance by Operator.

11.0            DETAILED SHOP VISIT WORK SCOPES

The following event summary and Tables describes the work scope baseline for scheduled Shop Visits.  All work will be done in accordance with the Operator(s) FAA approved maintenance program, using the latest revision of GE Aircraft Engines Manual SEI 756.

Engine, module or component condition, trend data or inspection results may drive additional piece part exposure and repair as necessary.

General work scope instructions will be specified in the CSM.

Table 1: Shop Visit 1: MODULE EXCHANGE 18K Scheduled LLP Replacement - Engine Work scope	Location

[***]

Table 2:Shop Visit 1: MODULE EXCHANGE 18K Scheduled LLP Replacement - Module Work scope	Location

[***]

Table 3:Shop Visit 2 HEAVY MAINTENANCE SHOP VISIT: 22K/25K Scheduled LLP Replacement - Engine Work scope	Location

[***]

Table 4: Shop Visit 3 MODULE EXCHANGE 36K Scheduled LLP Replacement - Engine Work scope	Location

[***]

Table 5:Shop Visit 3 MODULE EXCHANGE: 36K Scheduled LLP Replacement - Module Work scope	Locations

[***]
TABLE 6: APPROVED AD'S AND SERVICE BULLETINS

[***]

ATTACHMENT C

Rates and Escalation

1.0	EHRP Specific Conditions

1.1	The Parties agree that the Specific Conditions used in determining the EHR under this Agreement, are based on the following Aircraft utilization assumptions:

1.1.1	Aircraft Average Engine Flight Hours/Year – [***]
1.1.2	Aircraft Average Engine Flight Hours per Cycle Ratio – [***]

1.2
Should actual Aircraft utilization, compared against the assumptions in Section 1.1 of this Attachment C remain within the range allowances specified in Sections 1.2.1 and 1.2.2 below, then no EHRP Rate adjustments are required.  Should actual Aircraft utilization exceed such range allowances, both Parties shall mutually agree to any adjustments that may be required.

1.2.1	[***]
1.2.2	[***]

1.3
The terms of this Agreement are based on Northwest flight crews utilizing the Aircraft and Engines in accordance with Bombardier approved Flight Crew Operating Manual procedures, customized to Northwest specific requirements, and utilizing flex-thrust take-off procedures where appropriate, based on Northwest approved procedures, and operational and flight crew discretion.

2.0            Engine Hourly Rate Schedule

2.1	[***]

2.2	Engine Hourly Rates

[***]

3.0            Other Rate Schedules

3.1	[***]

[***]

3.2	[***]

[***]

3.3
LRU Pricing Table.   Repair costs associated with repair or overhaul of LRUs that are not covered under the EHR Rate.  Pricing shown includes in-house or subcontracted repair charges.  Transportation to and from VENDOR is not included.  Rate adjustments will be made in accordance with provisions in Section 4.0 of Attachment C, using the index for labor and annual cap.  Material adjustments will be as per the applicable LRU manufacturer price catalog.

[***]

3.4            [***]

    3.5
[***]

3.6           [***]

4.0            Economic Adjustment

4.1            EHRP Rate Adjustment.

Engine Hourly Rates, set forth in Paragraph 2.0 of this Attachment C may be adjusted on January 1 of each subsequent year during the Term hereof accordance with the schedule, formula and procedure detailed in this Paragraph 4.0, using the values published by the United States Bureau of Labor Statistics (“BLS”) for the indices as set forth below or other specific sources as specified:

[***]

4.1.1            Formula and Schedule

[***]

4.2	Excluded Cause Labor/Material Rate Adjustment / Test Cell Rate Adjustment

4.2.1	[***]

4.2.2	[***]

4.3
VENDOR shall notify Northwest of the appropriate adjustments under this Attachment C, no later than November 1 of each year, effective January 1 for the following year with associated detail that substantiates the adjustment.

4.4	An example of how the escalation formula is calculated is shown in Exhibit E.

ATTACHMENT D

General Electric Service Bulletin Compliance Code Definitions

[***]

ATTACHMENT E

Performance Guarantees and Warranties

1.0            CF34-3B1 ENGINE INTERSTAGE TURBINE TEMPERATURE GUARANTEE PLAN

1.1            Introduction

This CF34-3B1 Interstage Turbine Temperature Guarantee Plan (this “ITT Guarantee”) provides Northwest with corrective maintenance support for each Engine that does not have, at a minimum, the applicable Interstage Turbine Temperature (“ITT”) Margin (indicated in the table below) following a Heavy Maintenance Shop Visit below the specified ITT limit for such Engine in the applicable CF34-3B1 Engine Manual.

1.2            Description of the ITT Guarantee

1.2.1
VENDOR guarantees to Northwest that at the time of delivery of an Engine by VENDOR following the Heavy Maintenance Shop Visit for such Engine during the Term of the EHRP, such Engine will have, at a minimum, an ITT Margin specified below. The ITT Margin shall be determined by measuring the ITT during the Engine’s Heavy Maintenance Shop Visit in the test cell as opposed to on-wing measurements (the “Test Cell ITT Measurement”).

ENGINE MODEL                                                                 ITT MARGIN

CF34-3B1	[***]

If, at the time of delivery of an Engine by VENDOR following the Test Cell ITT Measurement, such Engine has an ITT Margin of less than its applicable margin as indicated above Northwest may elect to have VENDOR correct the ITT limit condition at VENDOR’s expense, or take delivery of the subject Engine.  If, however, the ITT Margin is between the values indicated in the table below, and Northwest has requested that VENDOR re-induct the subject Engine, Northwest may, as an alternative to re-inducting such Engine, require VENDOR to deliver the ITT limited Engine, as long as VENDOR pays Northwest a penalty of [***] for each degree such Engine is below its applicable margin as indicated in the above table.  Such penalty shall not exceed [***] for each ITT limited Engine.

ENGINE MODEL                                                       ITT MARGIN RANGE

CF34-3B1	[***]

This ITT Guarantee shall not apply to any Engine that has been overhauled, repaired, modified or maintained by any person other than VENDOR during the Term of the EHRP.  This ITT Guarantee shall be Northwest’s exclusive remedy for Engines that do not make the specified ITT Margin following a Heavy Maintenance Shop Visit.

1.2.3
For Eligible Engines that undergo a Module Exchange, VENDOR shall ensure that the ITT Margin is equal to or greater than the ITT Margin prior to the Module Exchange event, based on Aircraft on-wing measurements.

1.2.4
Any Eligible Engine with which a Miscellaneous Shop Visit, Heavy Maintenance Visit or Module Exchange is performed, shall not have an ITT Margin deterioration which exceeds [***], as measured over a rolling 12 month period.  Should, such Eligible Engine experience a rate of deterioration that exceeds the above limit, VENDOR and Northwest shall mutually agree to schedule the Engine for removal, if required, and VENDOR shall perform the necessary Miscellaneous Shop Visit or Heavy Maintenance Visit as corrective action, and credit Northwest [***] for each Engine removed early.

2.0            CF34-3B1 ENGINE IN-FLIGHT SHUTDOWN GUARANTEE PLAN

2.1            Introduction

This CF34-3B1 Engine In-flight Shutdown Guarantee Plan (this “IFSD Plan”) provides Northwest with a credit allowance of [***] (the “Remedy”) for each eligible in-flight shutdown that occurs after an Engine’s first Module Exchange, Miscellaneous or Heavy Maintenance Shop Visit under the IFSD Plan which exceeds the In-flight Shutdown Guarantee Rate of  [***].

2.2            Description of the Plan

2.2.1            Period of the Plan

The “Period of the Plan” shall commence on the Effective Date of this Agreement and terminate upon termination of this Agreement for any reason; however, for each EHRP Eligible Engine, this guarantee shall not take effect until completion of such EHRP Eligible Engine’s Module Exchange, Miscellaneous or Heavy Maintenance Shop Visit under the EHRP.

An “Annual Period” is each consecutive twelve (12) month period during the period of the IFSD Plan.

2.2.2            Eligible In-Flight Shutdowns

An “Eligible In-Flight Shutdown” is a voluntary or involuntary shutdown of an Eligible Engine during in-flight operation after V2 (i.e. takeoff safety speed) as a result of any verified malfunction attributable to the Direct Damage or Resultant Damage of a Part in such Eligible Engine, but excludes direct damage or resultant damage of a Part arising in whole or in part from an Excluded Cause described in Section 2.10.2 of this Agreement, and/or the negligent or incorrect installation of a Part in an Engine and maintenance on an Engine and/or Part outside VENDOR’s facility.

2.2.3	“Part” means Engine parts provided by VENDOR and delivered to Northwest as installed equipment in an Engine.

2.2.4	“Direct Damage” means the damage suffered by a Part itself upon its Failure.

2.2.5	“Failure” means the breakage, injury, malfunction, or wear and tear of a Part rendering it unserviceable and incapable of continued operation without corrective action.

2.2.6	“Resultant Damage” means the damage suffered by a Part because of the Failure of another Part within the same Engine.

2.2.7
Multiple in-flight shutdowns of the same Eligible Engine during the same flight leg shall be considered one Eligible In-Flight Shutdown. Subsequent in-flight shutdowns on subsequent flight legs or flights for the same problem shall not be considered Eligible In-Flight Shutdowns if Northwest fails to take effective corrective action following each in-flight shutdown.

2.3            Credit Allowance

2.3.1	VENDOR shall calculate the credit allowance following each Annual Period, on a cumulative basis, in accordance with the formula:

[***]

2.3.2
VENDOR shall issue credits or debits, if any, to Northwest’s account with VENDOR following calculations for each Annual Period.  If subsequent calculations show that on a cumulative basis a previously issued credit was either insufficient or excessive, VENDOR shall issue an additional credit or debit to Northwest’s account as applicable.

3.0            CF34-3B1 MODULE EXCHANGE SHOP VISIT RELIABILITY GUARANTEE PLAN

3.1            Introduction

This CF34-3B1 Module Exchange Shop Visit Reliability Guarantee Plan provides Northwest with the corrective maintenance support for each Engine that experiences installation delays and/or on wing test failures caused solely by VENDOR workmanship.

3.2            Description of the Module Exchange Shop Visit Reliability Guarantee Plan

3.2.1
Installation Delays.  Following a Module Exchange Shop Visit, if the Northwest experiences installation delays due to nuisance snags such as oil leaks, from areas serviced during the agreed to work scope, which may be corrected during the installation process, the Northwest shall correct and document the snag and will notify the VENDOR of the concern. The replacement of dried out o-rings, re-torqueing of lines and hoses, and minor adjustments are considered normal engine installation activities. Any corrective action performed by the Northwest beyond this scope shall be invoiced to VENDOR, and stated in man-hours consumed to perform the corrective action. The VENDOR shall issue a credit in the amount equal to the man-hours consumed multiplied by the labor cost per hour amount stated in the agreement in Attachment C, Section 3.1 “Labor Fixed Price Per Category” under the heading of “Labor For Extra Work”.

3.2.2
VENDOR shall implement a corrective action plan to monitor and reduce the number of nuisance snags reported, and will communicate the corrective action plan, ongoing status, and resolution to Northwest.

3.2.3
This corrective maintenance support will not apply if the engine has been held as a spare prior to installation and was not maintained in accordance with the preservation and storage instructions in the PAH engine manual, or if Northwest has performed any work on the engine, including removal of parts for line maintenance purposes, and where the nuisance snags were related to that work.

3.3	On Wing First Test Pass Rate

3.3.1
VENDOR guarantees to Northwest that at the time of delivery of an Engine by VENDOR following the Module Exchange Shop Visit for such engine during the term of the ERHP, such engine will be able to be installed on the aircraft, and will exhibit an On Wing Test Pass Rate of 97.5%.

3.3.2	On Wing First Test Pass Rate shall be calculated as a rolling 50 engine average, as follows

[***]

3.3.3            Nuisance snags shall not be considered a test failure.

3.3.4
If the On Wing First Test Pass Rate falls below the guarantee in Section 3.3.1 of this Attachment, VENDOR shall implement a corrective action plan, at no additional cost to Northwest, to eliminate the root causes of the test failures. Such corrective action plan shall include a test cell run and other tasks as may be determined by VENDOR prior to delivery, which will continue until the performance metric reaches the On Wing First Test Pass Rate guarantee or a shorter interval of time as may be mutually agreed to between the Operator and VENDOR, based on the type of corrective actions taken and nature of the root cause test failures. This corrective action plan will commence beginning with the next scheduled Engine removed for Module Exchange Shop Visit. The VENDOR will communicate the plan, ongoing status, and resolution to Northwest.

3.3.5
This guarantee will not apply if the test failure is caused by an unserviceable LRU received on the Engine, which was not repaired as part of the module exchange work scope, or if Northwest has performed any maintenance on the Engine after delivery from VENDOR, and if the failure is attributable to the work performed by Northwest.

4.0	WARRANTIES

4.1
Warranty. VENDOR warrants that Services performed under this Agreement will, at time of Redelivery, be free from defects in workmanship for a period of [***] from Redelivery of Engine or LRU, or [***] hours of operation of the Engine or LRU, whichever shall first occur. If Northwest claims a defect in workmanship within such period and (a) Northwest provides written notice to VENDOR of such defect within [***] of its discovery, (b) Northwest ships the defective Engine or LRU to VENDOR, or makes such Engine or LRU reasonably available to VENDOR’s personnel, and (c) If Northwest’s claim is correct, VENDOR shall repair or replace such defective workmanship at no cost to Northwest or, upon prior written approval from VENDOR, VENDOR shall pay Northwest’s reasonable, direct costs for such repairs. If requested by VENDOR, Northwest shall ship such defective Engine or LRU to the location specified by VENDOR and VENDOR shall reimburse Northwest for its actual freight, tax, duty and custom charges in connection with the transportation of such item to VENDOR and VENDOR shall at its expense Redelivery the repaired Engine or LRU to Northwest. If such warranty claim is subsequently determined by both parties to be not valid, Northwest shall pay actual freight, tax, duty and custom charges in connection with the transportation of such item to and from VENDOR.

4.2
Resultant Damage. During the warranty period specified in Paragraph 3.1 above, VENDOR agrees that in the event any Engine or LRU suffers Resultant Damage, VENDOR shall restore the damaged Engine or LRU to serviceable condition equivalent to that immediately preceding the damage at no cost to Northwest unless the Resultant Damage is due to a defect in Northwest supplied material and/or an PAH part. The warranty period on any such repaired or replaced Engine or LRU shall be the unexpired portion of the warranty on the initially repaired item.   In no event shall VENDOR be liable for indirect or consequential damages of any kind or nature and the obligation to repair the resulting Engine or LRU damage is the sole and exclusive remedy of Northwest in the event of defective workmanship.

4.3
Warranty Limitations. This warranty is applicable only if, following re-delivery, the Engine or LRU (a) has been transported, stored, installed, operated, handled, maintained, and repaired in accordance with all applicable ADs (only for such ADs that are due for compliance) and the Northwest Maintenance Program, (b) has not been altered, modified or repaired by anyone other than VENDOR or any of its affiliates or subcontractors or Northwest, and (c) has not been subjected to FOD, accident, misuse, abuse or neglect. VENDOR's liability in connection with the Service of Engines is expressly limited to its own or its subcontractor’s workmanship. Any warranty for Engines or parts, LRUs, components and material thereof, including without limitation the design, material or engineering defects of a manufacturer, will be the warranty, if any, of the manufacturer of such Engines or parts, LRUs, components or material thereof.

4.4
Repairs Performed by Northwest. When warranty repairs necessitate the performance of such repair by Northwest to avoid an operational impact, Northwest may perform such work and invoice VENDOR at the rates specified in Attachment C of this Agreement for credit against future invoices.

ATTACHMENT F

[***]

ATTACHMENT G

MASTER SHORT-TERM ENGINE LEASE AGREEMENT

IATA Document 5016-00

Release Date: December 1, 2002 as may be amended

EXHIBIT A

MONTHLY ENGINE FLIGHT HOUR AND CYCLE REPORT FORM EXAMPLE

For the month of _____, 200x
Aircraft Tail Number	Engine Serial Number	Previous Engine Hours	Previous Engine Cycles	Current Engine Hours	Current Engine Cycles	Monthly Flight Hours	Monthly Flight Cycles	Current Hourly Rate	Total Charge

EXHIBIT B

EXPECTED ENGINE SHOP VISITS BY ENGINE SERIAL NUMBER

[***]

EXHIBIT C

FIELD SERVICE / LINE MAINTENANCE / EHRP RESPONSIBILITIES

[***]

EXHIBIT D

FORM OF ASSIGNMENT

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Assignment”) is made with reference to the CF34-3B1 Engine Hourly Rate Program Repair and Services Agreement (the “Agreement”), by and between Standard Aero Limited., a company organized and incorporated under the laws of Manitoba, Canada, whose registered office is located at 33 Allen Dyne Road, Winnipeg, Manitoba, Canada R3H 1A1  (“VENDOR”) and Northwest Airlines Inc., a company duly organized and existing under the laws of the State of Minnesota, USA, with its principal office at 2700 Lone Oak Parkway, Eagan, Minnesota  55121 (“Northwest”).

This Assignment is pursuant to Section 24.10.2 of the Agreement, whereby Northwest has the right to assign the Agreement to Operator(s), as defined in the Agreement.

Parties to this Assignment are VENDOR, Northwest and ________Airlines, Inc (‘Assignee“). This Assignment is made on this [day] of [month] of the year [year], and shall be effective as of the date indicated at the end hereof.

Capitalized terms used herein without definition will have the same meaning as in the Agreement.

1.            APPOINTMENT

1.1. Northwest hereby appoints __________Airlines, Inc. as its Assignee to act directly with VENDOR under the Agreement and requests VENDOR to treat Assignee as Northwest in respect to all matters under the Agreement, with the exception of the following Sections, which shall remain with Northwest and are not made part of this Assignment:

9.3
11.0
12.0
14.0
24.10
24.15

Attachment F – Paragraph d)

The Sections above and any Section marked “Intentionally Left Blank”, do not contain any obligations requiring performance by the Operator.

1.2. Upon execution of this Assignment, Assignee accepts such appointment and assignment and shall be entitled to receive Services under the terms and conditions set forth in the Agreement, and shall assume the corresponding financial obligations towards VENDOR.  .

1.3. Notwithstanding this Assignment, Northwest remains liable to VENDOR to perform the obligations and responsibilities of Northwest under the Agreement, including the obligation to pay any charges incurred and not paid by Assignee while acting by appointment of Northwest.

1.4. VENDOR may continue to deal directly with Assignee concerning the matters in the Agreement unless and until VENDOR receives written notice from Northwest to the contrary and VENDOR shall be entitled to fully and completely rely upon such notice without the need for any further inquiry or investigation of any type.

1.5. All actions taken by Assignee with respect to the assigned rights, powers, duties and obligations of Northwest under the Agreement are final and binding on both Assignee and Northwest unless and until VENDOR receives written notice as provided in paragraph 1.4. hereof.

1.6. Nothing contained herein shall (i) have the effect in any way of rendering more onerous any obligations of VENDOR under the Agreement; (ii) subject VENDOR to any liability to which VENDOR would not otherwise be subject under the Agreement or (iii) modify in any respect the VENDOR and Northwest contract rights under the Agreement.

1.7            Assignee shall not take any action to amend the Agreement. Any amendments to the Agreement shall be negotiated and executed solely by Northwest after reaching mutual agreement with the Assignee whose agreement shall not unreasonably be withheld.

2.            ACKNOWLEDGMENT

2.1. By executing this Assignment, VENDOR acknowledges and confirms the appointment by Northwest of Assignee for the matters related to the Agreement as set forth above and agrees that it will provide Services to Assignee under the terms and conditions set forth in the Agreement

2.2. VENDOR shall forward one original of this Assignment, which is executed in three counterparts, to each of Northwest and Assignee.

3.            ASSIGNEE RIGHTS AND OBLIGATIONS

3.1. The Assignee agrees that it will not disclose to any third Party the terms and conditions of the Agreement or of this Assignment, except as required by applicable law, judicial proceeding or governmental regulation.

3.2. By executing this Assignment, Assignee accepts the assignment by Northwest, as set forth above, and acknowledges it has received the Agreement and all attachments thereto with exception of omitted items identified in Section 1.1 above.

3.3. By executing this Assignment, Assignee agrees to be bound by and comply with all provisions of the Agreement to the same extent those are binding on Northwest, including but not limited to those related to any exclusion or limitation of liabilities, warranties, dispute resolution and indemnity.

3.4. By executing this Assignment, Assignee further acknowledges that it has reviewed and understood all the assigned provisions, terms and conditions of the Agreement and confirms its agreement with all such provisions, terms and conditions.

3.5. This Assignment shall be governed by, and construed in accordance with, the laws of the State of Minnesota, excluding any of its conflict of law rules.

All other terms of the Agreement remain unchanged and in full force and effect and are hereby restated by VENDOR and Northwest.

This Assignment Agreement may be executed (including by facsimile transmission) in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument.

Northwest Airlines, Inc. (Northwest):

Name:
Title:

___________Airlines, Inc. (Assignee)

Name:
Title:

Receipt of the above Assignment is acknowledged and the appointment of Assignee with respect to the rights and obligations under the Agreement confirmed, effective as of this:

Date [month] [day], 200[ ]

Standard Aero Limited (VENDOR)

Name:
Title: